Exhibit 10.1

American Tower Corporation Notice of Grant of Restricted Stock Units and RSU Agreement (U.S. Employee / Time)	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116
Administrator 116 Huntington Avenue 11th Floor Boston MA United States 02116	Participant Name: RSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant named above (“you”) restricted stock units (the “RSUs”) representing the right to receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company set forth below (or, if so determined by the Committee, the value of such shares, payable in cash or such other property as the Committee determines) on the terms of this Notice of Grant of Restricted Stock Units and RSU Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the American Tower Corporation 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Date of Grant:	, 20____
Number of Shares:
The RSUs will vest and the underlying shares will become issuable on the following schedule (each date, a “scheduled vesting date”):

on or after _________, 20__, as to _________ shares,
on or after _________, 20__ , as to _________ additional shares, and on or after _________, 20__ , as to _________ additional shares.

American Tower Corporation	Date
By your signature below, you agree with the Company to the terms of this Agreement.

Participant	Date

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Alternative (for electronic award administration):

Participant’s Online Acceptance is required through E*TRADE

I understand that I must accept this grant online through my E*TRADE account.  By doing so I acknowledge that I agree with the Company to the terms of this Agreement, and I intend that by clicking the “Accept” button for this grant package to have the same force in all respects as my handwritten signature.

Date:

Terms of Restricted Stock Units
1. Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department.

2. Vesting of RSUs. The RSUs will vest, while you are employed by the Company or one of its Affiliates, for the respective numbers of shares and on the scheduled vesting dates stated in the vesting schedule on the first page of this Agreement, subject to the other terms hereof. RSUs are an unfunded, unsecured obligation of the Company. You shall not earn any rights under the RSUs except in conformity with such schedule and until all other conditions that are required to be met in order to issue the underlying shares have been satisfied. Subject to Section 6, within sixty (60) days after the scheduled vesting date for any RSUs, the Company will deliver to you or your legal representative the number of shares of Stock underlying the number of vested RSUs associated with such scheduled vesting date on the vesting schedule (or such cash or other property as the Committee determines).

3. Dividend Equivalents. While the RSUs are outstanding and unvested, the Company will accrue dividend equivalents on your behalf. The dividend equivalent with respect to each RSU will be equal to the sum of the cash dividend declared and paid by the Company with respect to each share of Stock while the RSU is outstanding. No interest will accrue on the dividend equivalents. The dividend equivalents with respect to each RSU shall be earned and distributed in cash at the same time as the RSU is earned and distributed.

4. Termination of Employment. Upon termination of your employment with the Company and its Affiliates for any reason other than Qualified Retirement, death or Disability, any of the RSUs that are unvested as of the termination date, together with any accrued dividend equivalents, will be canceled for no value. Upon termination of your employment with the Company and its Affiliates by reason of Qualified Retirement, death or Disability, any of the RSUs that are unvested as of the termination date shall immediately vest on such termination date. Subject to Section 6, within sixty (60) days after the vesting date for any RSUs pursuant to this Section 4, the Company will deliver to you or your legal representative the number of shares of Stock underlying the number of vested RSUs associated with such vesting date (or such cash or other property as the Committee determines); provided, however, if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i) or any successor provision, on the date of your Qualified Retirement, then, irrespective of any other provision contained in this Agreement, to the extent any RSUs or dividend equivalents constitute nonqualified deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any shares vesting pursuant to a Qualified Retirement shall be delivered on the first day of the seventh month following such termination (or, if earlier, the date of your death). For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

For purposes of this Agreement, (i) “Qualified Retirement” shall mean that (a) you shall have a combined age and years of service with the Company and its Affiliates of at least 65 years, provided further that you must (I) be at least 55 years old and (II) have a minimum of five years of service with the Company and its Affiliates and (b) you must execute a release containing non-compete, non-solicitation and non-disparagement provisions in a form and with the content satisfactory to the Company; and (ii) “Disability” shall have the meaning set forth in Section 409A of the Code and the regulations promulgated thereunder.

5. Withholding Taxes. Upon the vesting of the RSUs, the Company shall withhold from issuance in settlement of such RSUs the number of shares of Stock necessary to satisfy the minimum tax withholding obligations arising from such vesting with such shares of Stock valued at their Fair Market Value on such date. The cash payment of the accrued dividend equivalents is treated as taxable income and added to the value of the vested RSU shares. Notwithstanding the foregoing, tax withholding with respect to the issued shares of Stock and cash payment of dividend equivalents shall be first applied against the cash payment of dividend equivalents and, accordingly, may reduce the total number of shares required to be withheld in order to satisfy the minimum withholding tax obligation.

6. Termination; Forfeiture. Notwithstanding any other provision of this Agreement, you shall be obligated to (a) transfer to the Company any shares, cash or other property previously issued upon vesting of RSUs and dividend equivalents and (b) pay to the Company all gains realized by any person from the disposition of any such shares or other property, in each of (a) and (b), (I) to the extent required by applicable law or permitted by any clawback or similar policy of the Company or any of its affiliates, if: (II) your employment with the Company or any Affiliate is terminated for cause or if (III) following termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company or any Affiliate. Additionally, you shall be obligated to forfeit outstanding RSUs granted pursuant to this Agreement as permitted by any clawback or similar policy of the Company or its affiliates. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

7. Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Stock or other securities upon vesting of the RSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares or other securities under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares or other securities on the earliest date at which it reasonably anticipates that such issuance will not cause such violation . You further agree hereby that, as a condition to the issuance of shares upon vesting of the RSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

8. Rights as Stockholder. You shall have no rights as a stockholder with respect to any shares of Stock or other securities covered by the RSUs until the issuance of such actual shares of Stock or other securities.

9. Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the RSUs and the dividend equivalents with respect to the RSUs confers upon you any right to continue your employment with the Company or any Affiliate, nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company or any Affiliate. Unless the Committee otherwise provides in any case, your employment with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

10. Nontransferability. You may not assign or transfer the RSUs or any rights with respect thereto, including without limitation, the dividend equivalents with respect to the RSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

11. Corporate Events. The terms of the RSUs and the dividend equivalents with respect to the RSUs may be changed without your consent as provided in the Plan upon a change in control of, or certain other corporate events affecting, the Company. Without limiting the foregoing, the number and kind of shares or other securities or property issuable upon vesting of the RSUs may be changed, the vesting schedule may be accelerated, the RSUs may be assumed by another issuer, or the RSUs may be terminated, as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions)

of the Commonwealth of Massachusetts except to the extent the laws of any other jurisdiction are mandatorily applicable.

13. Amendment and Termination of the RSUs. The RSUs and the dividend equivalents with respect to the RSUs may be amended or terminated by the Company with or without your consent, as permitted by the Plan.